EXHIBIT 10(s)

EMPLOYMENT AGREEMENT

        This Employment Agreement is made and entered into on April 16, 2003 (the “Effective Date”) by and between Thomasville Furniture Industries, Inc., a North Carolina corporation (“Thomasville”) and Thomas G. Tilley, Jr. (“Tilley”).

        WHEREAS, Tilley is now and has been employed by Thomasville in a senior management executive position and is broadly experienced in all facets of Thomasville’s operations; and

        WHEREAS, it is in the best interests of Thomasville to assure that it will have Tilley’s continued dedication;

        NOW THEREFORE, for good and valuable consideration and in order to induce Tilley to remain in the employ of Thomasville, the parties covenant and agree as follows:

     1.        Definitions.     The following terms shall have the following meanings for purposes of this Agreement.

     a.        “Cause”   means (i) an act or acts of personal dishonesty taken by Tilley and intended to result in Tilley's substantial personal enrichment at the expense of Thomasville, (ii) violations by Tilley of this Agreement or of his employment obligations to Thomasville which are demonstrably willful on his part and which are not remedied within a reasonable period of time after receipt of written notice from Thomasville, or (iii) Tilley’s conviction of a felony involving moral turpitude.

     b.        “Disability”   means the incapacity to attend to and perform effectively one’s duties and responsibilities which continues for at least 26 weeks after its commencement, as determined by a physician selected by Thomasville.

c. “Employment Period” that period beginning on the Effective Date and ending upon Tilley’s retirement or earlier termination of employment.

     2.        Employment.     Thomasville agrees to employ Tilley, and Tilley agrees to serve Thomasville in an executive, managerial and supervisory capacity, subject to the direction and control of the Board of Directors of Thomasville, all upon the terms and conditions hereinafter set forth. During the Employment Period:

     a.        Tilley’s position (including, without limitation, status, offices, titles and reporting requirements), authority, duties and responsibilities shall be at least commensurate in all material respects with the most significant of those held, exercised and assigned at any time during the 90-day period immediately following the Effective Date,

b. Tilley’s services shall be performed at the location where the he is employed on the Effective Date, or at any office or location not more than thirty-five (35) miles from such location,

c. Tilley shall continue to receive an annual base salary at least equal to the annual base salary payable to him by Thomasville on the Effective Date (“Base Salary”),

     d.        Tilley shall continue to have an annual cash bonus potential, either pursuant to the Thomasville Executive Incentive Plan in effect on the Effective Date or pursuant to a similar incentive compensation plan of Thomasville, at least equal to the level in existence on the Effective Date (“Annual Bonus”), and

     e.        Tilley shall be entitled to participate in all incentive, savings and retirement plans, practices, policies and programs applicable to other key executive employees of Thomasville (“Benefit Plans”).

The failure of Thomasville, without Tilley’s consent, to comply with the terms and conditions of employment as set forth in this Section 2 shall constitute “Good Reason” for the termination by Tilley of his employment with Thomasville.

     3.        Best Efforts.     Tilley agrees during the Employment Period to devote his best efforts and substantially all of his business time and attention to the business of Thomasville, it being agreed that he will have complied with this obligation if he devotes to the business of Thomasville his same best efforts and the same time and attention to the business of Thomasville that he has devoted to the business of Thomasville during the four months immediately following the Effective Date. Tilley agrees that he will perform such other executive duties for Thomasville and for Thomasville's subsidiaries relating to its business as the Board of Directors of Thomasville may reasonably direct.

     4.        Term.     Subject to the provisions of Sections 4 and 5 of this Agreement, either party shall have the right to terminate the Employment Period at any time. If Thomasville terminates Tilley’s employment, other than for Cause or as a result of his death or Disability, or if Tilley terminates his employment with Thomasville for Good Reason, then Thomasville will, for a period of one year after the termination date (or, if shorter, until Tilley reaches “Normal Retirement Age” (as such concept is used in the primary retirement plan in which Tilley is a participant on the Effective Date)) but in any event through at least April 16, 2005, (i) pay to Tilley as and when normally payable his Base Salary as in effect on the date of termination and an amount equal to the average Annual Bonus received by him for the past three years prior to termination, or since the commencement of his employment with Thomasville, whichever period is the shorter (or a pro-rated portion of such average Annual Bonus), and (ii) subject to program eligibility requirements and continuation of programs by Thomasville, continue his participation in the Benefit Plans in which he was participating on the date of termination of employment.

     5.        Split Dollar Insurance Policy.     If Thomasville terminates Tilley’s employment other than for Cause or as a result of his death or Disability, or if Tilley terminates his employment with Thomasville for Good Reason, then Thomasville will continue to make premium payments for so long as Thomasville is making payments to Tilley under Section 4 hereof under any and all split dollar life insurance programs in effect on Tilley's life as of the Effective Date, after which Tilley will be entitled to ownership of the policy and Thomasville will be entitled to premium retrieval, all in accordance with the terms of the program, but only to the extent of the cash value of the policy, and without recourse to Tilley for the balance of any such premium retrieval.

     6.        Non-Competition.     During the period commencing on the Effective Date and while employed by Thomasville, and for a period of one year after termination of employment, Tilley shall not, without the prior written consent of Thomasville, directly or indirectly, own, control, finance, manage, operate, join or participate in the ownership, control, financing, management or operation of, or be connected as an employee, consultant or in any other capacity with, any business engaged in the manufacture or distribution of residential furniture in the United States. Nothing in this Section 6 shall, however, restrict Tilley from making investments in other ventures which are not competitive with Thomasville, or restrict him from owning less than one percent (1%) of the outstanding securities of companies listed on a national stock exchange or actively traded in the “over-the-counter” market. In addition, if Thomasville terminates the Employment Period (other than for Cause) and Tilley elects to forego the payments called for in Sections 4 and 5 hereof, the provisions of this Section 6 shall not apply. Should any of the terms of this Section 6 be found to be unenforceable because they are over-broad in any respects then they shall be deemed amended to the extent, and only to the extent, necessary to render them enforceable. Both parties stipulate that money damages would be inadequate to compensate for any breaches of the terms of this Section 6, and that such terms shall be enforceable through appropriate equitable relief, without the necessity of proving actual damages and to an equitable accounting of all earnings, profits, and other benefits arising from such violation, which rights shall be cumulative and in addition to any other rights and remedies to which Thomasville may be entitled.

     7.        Confidentiality.     During the Employment Period and at all times thereafter, Tilley shall maintain the confidentiality of, and shall not disclose to any person (except as his duties as an employee of Thomasville may require) any non-public information concerning Thomasville or its business.

     8.        Miscellaneous.     This Employment Agreement shall be binding upon and shall inure to the benefit of Tilley's heirs, executors, administrators and legal representatives, and shall be binding upon and inure to the benefit of Thomasville and its successors and assigns. This Agreement shall supersede and stand in place of any and all other agreements between Tilley and Thomasville regarding severance pay and/or any and all severance pay benefits pursuant to any plan or practice of Thomasville. This Employment Agreement shall take effect as of the day and year first above set forth, and its validity, interpretation, construction and performance shall be governed by the laws of the State of North Carolina.

     9.        Indemnification.     In the event that either party hereto is required to pursue litigation against the other party to enforce his or its rights hereunder, the prevailing party in any such litigation shall be entitled to reimbursement of the costs and expenses of such litigation, including attorney’s fees.

     10.        Waivers.     In consideration of the undertakings of Thomasville set forth in this Agreement, Tilley hereby irrevocably waives and forever releases any and all claims and causes of action of any nature whatsoever that he has or may have against Thomasville or any of its officers, directors, employees or agents arising out of the negotiation, execution, delivery or terms of this Agreement, including, without limitation, any claims arising under the Age Discrimination in Employment Act, 29 U.S.C. ’ 21 et seq., and any state or local law relating to age discrimination.

     11.        Entire Agreement.     This Agreement contains the entire agreement of the parties with respect to its subject matter, and no waiver, modification or change of any of its provisions shall be valid unless in writing and signed by the party against whom such claimed waiver, modification or change is sought to be enforced.

        IN WITNESS WHEREOF, the parties hereto have each executed this Agreement the date set forth below.

THOMASVILLE FURNITURE
INDUSTRIES, INC.

By: /s/ Lynn Chipperfield
Vice-President

Agreed to and Approved:

FURNITURE BRANDS	THOMAS G. TILLEY, JR.
INTERNATIONAL, INC.	By: /s/ Thomas G. Tilley, Jr.

By: /s/ Wilbert G. Holliman
Chairman of the Board